EXHIBIT 99.1

Community Capital Bancshares Announces 31% Increase in Earnings

Albany, GA, February 1, 2005 / PRNewswire. - Community Capital Bancshares, Inc. (Nasdaq: ALBY) is pleased to announce that net income for the year ended December 31, 2004 was $856,000 as compared to the 2003 amount of $650,000. This is an increase of $206,000 or 31.7%. For the year ended December 31, 2004, basic earnings per share was $0.40 compared to the 2003 amount of $0.44. Earnings per share fell in 2004 due to the August 2004 stock offering which increased outstanding shares by 1,150,000 shares.

Bob Lee, president, stated “We are very pleased with our increased earnings for the current year. The increased earnings reflect our asset growth during the year along with improved margins on our earning assets. As our Company continues to grow and mature, we expect further increases in earnings per share.”

At December 31, 2004, total assets of Community Capital were $195,290,000 as compared to the previous year end amount of $158,729,000. This is an increase of $36,561,000 or 23%. Net loans increased $18,186,000 or 16.9% during 2004 to $125,657,000 at December 31, 2004. Total deposits at December 31, 2004 were $139,039,000. Deposits increased $12,817,000 or 10.4% in 2004.

Net interest income for the year ended December 31, 2004 increased $1,731,000 to $6,366,000. This is a 37.4% increase from the 2003 amount of $4,634,000. During the year, Community Capital was able to increase its level of earnings on its loan portfolio while maintaining its overall cost of funds. This combined with the increased asset volume accounted for this increase. Management believes that the overall quality of the loan portfolio remains high.

Community Capital is headquartered in Albany, Georgia and is the holding company for Albany Bank & Trust N.A., and AB&T National Bank, N.A. The Company’s banking subsidiaries operate three full service banking locations and one loan production office in Albany, Georgia, one full service banking location in Dothan, Alabama, and one full service banking location in Auburn, Alabama. Community Capital Stock is quoted on the Nasdaq Small Cap market under the symbol “ALBY”.

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

Community Capital Bancshares
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Twelve months ended
Earnings Summary:	12/31/03	12/31/04
Net interest income	$4,635	$6,366
Provision for loan losses	409	65
Non-interest income	1,065	1,457
Non-interest expense	4,352	6,507
Income tax expense	289	395
Net Income	650	856
Basic earnings per share	$0.44	$.40
Fully diluted earnings per share	$0.39	$.38

Summary Balance Sheets	12/31/03	12/31/04
Cash and due from banks	$4,285	$5,515
Federal funds sold	2,684	1,363
Investment securities	32,906	44,537
Loans	109,589	127,185
Less: allowance for loan losses	(2,118)	(1,528)
Other assets	11,383	18,218
Total Assets	$158,729	195,290

Total deposits	$123,222	139,039
Other borrowings	20,019	29,277
Other liabilities	2,190	1,142
Total stockholders’ equity	13,298	25,832
Total Liabilities and Stockholders’ Equity	$158,729	$195,290

Forward-Looking Statements

This document contains statements that constitute “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Sections 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates that they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Users are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that the actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Users are therefore cautioned not to place undue reliance on these forward-looking statements.